MANAGEMENT CONSULTING SERVICES AGREEMENT

THIS AGREEMENT dated effective as of the 28th day of December, 2006.

BETWEEN:	HUGO J.A. VAN DER ZEE, of
Route d’Anzere 52,
1972 Anzere
Switzerland

(hereinafter called the ”Manager”)

OF THE FIRST PART

AND:	AQUA SOCIETY, INC., a Nevada corporation, having a
business address at Konrad-Adenauer Strasse 9-13, 45699,
Herten, Germany

(hereinafter called the “Company”)

OF THE SECOND PART

WHEREAS:

A.	The Manager has provided services to the Company since October of 2006;

B.	The Company wishes to retain the services of the Manager to manage the business of the Company;

C.	The Manager has the business and management experience and expertise to provide the desired services to the Company,

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the following mutual covenants and agreements, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	The Manager hereby agrees to act as the Chairman of the Board of Directors of the Company (the “Management Services”).

2.

In consideration of the Manager providing the Management Services to the Company, the Company agrees to pay to the Manager a consulting fee (the “Consulting Fee”) payable on the 1st day of each month, beginning on January 1, 2007.

The parties agree that the amount of the Consulting Fee will be EUR 4,000.00 per month for the period from January 1, 2007 to September 30, 2007. The amount of the Consulting Fee for periods beginning after September 30, 2007 will be negotiated by the parties in September, 2007. If the parties are unable to come to an agreement on the new amount of the Consulting Fee, the parties agree that the amount of the Consulting Fee will be EUR 4,000.00 per month until such time as this Agreement is terminated or until the parties mutually agree upon a different amount.

3.

In addition to paying the Consulting Fee, the Company agrees to reimburse the Manager for any properly receipted expenses directly attributable to performing his obligations to the Company pursuant to this Agreement, including, but not limited to, expenses relating to the costs of travel, hotels, telephone and the employment of an administrative assistant (the “Reimbursable Expenses”).

4.

In recognition of, and as compensation for, the services provided by the Manager to the Company for the period from October 1, 2006 to December 31, 2006, the Company agrees to pay to the Manager a lump sum amount equal to EUR 16,000, and the Manager agrees to accept such amount as payment in full for the services provided by the Manager to the Company during such period.

5.

The parties agree that the Manager will provide the Management Services to the Company as, and when, needed. The Manager will not be restricted from participating in other business activities that do not conflict with his duties and obligations to the Company under this Agreement.

6.

The Manager covenants and agrees with the Company to, at all times, use his best efforts to advance the interests of the Company and to faithfully, industriously and, to the best of his abilities, perform the Management Services and the Manager further covenants and agrees with the Company that it will not engage in any activities that would bring the Company’s reputation into disrepute.

7.	The Manager represents and warrants to the Company as follows, and acknowledges that the Company is relying upon these representations and warranties in entering into this Agreement:

(a) the Manager has the necessary expertise to effectively provide the Management Services;

(b) the Manager is not aware of any fact or matter which would prevent the Manager from carrying out his duties and obligations pursuant to this Agreement;

(c)

No bankruptcy petitions have been filed within the last five years by or against any business of which the Manager was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(d)

Within the past five years, the Manager has not been convicted in any criminal proceeding or been the subject of any pending criminal proceeding (excluding traffic violations and other minor offenses);

(e)

Within the past five years, the Manager has not been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

(f)

Within the past five years, the Manager has not been found by a court of competent jurisdiction (in a civil action) or any securities regulatory body to have violated any federal or state securities or commodities laws.

8.	The Manager acknowledges and agrees with the Company that he will at all times be an independent contractor and shall not at any time be or be deemed to be an employee of the Company.

9.

This Agreement shall commence on the date first written above and may be terminated by either party by written notice given not less than three (3) months from the date of termination or such shorter period as may be agreed by the parties, in writing.

10.	No amendment of this Agreement shall be valid unless such amendment is made in writing and executed by both parties.

11.	This Agreement shall be deemed to have been entered into in, and shall be governed by, the laws of the State of Nevada.

12.

The failure of any party to insist, whether in one or more instances, upon the performance of any of the terms or conditions of this Agreement or to exercise any right granted under this Agreement, shall not be construed as a waiver of the party’s right to demand the future performance of any such term or condition or of such party’s entitlement to exercise such right.

13.	The parties may not transfer, subcontract or otherwise assign any of the rights or obligations created under this Agreement without the prior written consent of the other party.

14.	Time shall be of the essence of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

/s/ Hugo J.A. Van Der Zee
_______________________________
Hugo J.A. Van Der Zee

AQUA SOCIETY, INC.
by its authorized signatory

/s/ Robert Terberg
_______________________________
Mr. Robert Terberg, CEO